Exhibit 99.2

NEWS

FOR IMMEDIATE RELEASE

COX RADIO ELECTS JIMMY HAYES TO BOARD OF DIRECTORS

ATLANTA – December 6, 2005 – Cox Radio, Inc. (NYSE: CXR) announced today that Jimmy W. Hayes has been elected to the company’s board of directors, increasing Cox Radio’s board to nine members. Hayes will serve as a member of the executive and community relations committees of the Board. His election is effective immediately.

“It brings me great pleasure to welcome Jimmy Hayes to Cox Radio’s Board of Directors,” said Robert F. Neil, president and chief executive officer of Cox Radio. “Given his extensive experience in the media industry and successful track record in leadership roles at Cox companies, he brings Cox Radio valuable insight and an in-depth understanding of our vision for the future.”

Hayes is executive vice president of Cox Enterprises, Inc. (CEI) and will be assuming the role of president and chief operating officer of CEI at year-end. In his role as president and chief operating officer, Hayes will be responsible for overseeing Cox Communications, Manheim, Cox Newspapers, Cox Television, Cox Radio, AutoTrader.com, as well as finance, administration and business development.

Hayes is a 25-year veteran Cox employee and has spent the past 16 years of his professional career in various leadership roles at Cox Communications, including the role of executive vice president of finance and chief financial officer. Hayes earned BA and MA degrees in accounting from the University of Georgia, and in 1989, completed the Program for Management Development at the Harvard Business School.

Cox Radio is one of the largest radio companies in the United States based on revenues. Cox Radio owns, operates or provides sales and marketing services for 79 stations (66 FM and 13 AM) clustered in 18 markets, including major markets such as Atlanta, Houston, Miami, Orlando, San Antonio and Tampa. Cox Radio shares are traded on the New York Stock Exchange under the symbol: CXR.

Contact:

Analysts and Investors	Analysts, Investors, Press or Media
Neil Johnston	John Buckley
Vice President & Chief Financial Officer	Brainerd Communicators, Inc.
Cox Radio, Inc.	212-986-6667
678-645-4310